UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 22, 2007

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MECHANICAL TECHNOLOGY INCORPORATED

(Exact name of registrant as specified in charter)

New York	0-6890	14-1462255
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 New Karner Road, Albany, New York 12205

(Address of Principal Executive Offices) (Zip Code)

(518) 533-2200

(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 22, 2007, MTI MicroFuel Cells Inc. (“MTI Micro”), a majority-owned subsidiary of Mechanical Technology Incorporated (“MTI”), entered into a letter agreement dated October 18, 2007 and executed October 22, 2007 (the “Amendment”), amending its Alliance Agreement with Samsung Electronics Co., Ltd. (“Samsung”) dated May 16, 2006 (the “Agreement”). In the Amendment, MTI Micro and Samsung each acknowledges and agrees that the Agreement expired by its own terms, that the other has no outstanding obligations under the Agreement, and that each releases the other from any and all claims under the Agreement. The Amendment also modifies survival periods for certain provisions of the Agreement.

MTI Micro has received and recognized $875,000 of revenue in connection with the Agreement. As part of the Amendment and in further recognition of a continuing collaboration with Samsung, MTI Micro has issued a credit for the final outstanding invoice issued to Samsung in the amount of $125,000.

The Amendment also describes the continuing non-exclusive collaboration between MTI Micro and Samsung to prepare MTI Direct Methanol Fuel Cell (“DMFC”) products intended to meet Samsung’s expected needs for alternative power sources for its multiple phone products. As part of this collaboration, MTI Micro will share development updates with Samsung and loan prototypes to Samsung for evaluation. In addition, Samsung may request changes to product specifications until December 2008 and may purchase commercial DMFC samples from MTI Micro at mutually agreed prices.

The foregoing description of the terms of the Amendment is not complete and is qualified in its entirety by the terms and conditions of the Agreement and the Amendment, which is filed as Exhibit 10.150 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
No.	Description
10.150	Alliance Agreement and Future Collaboration Letter Agreement dated October 18, 2007 (Executed October 22, 2007) between Samsung Electronics Co., Ltd. and MTI MicroFuel Cells Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MECHANICAL TECHNOLOGY INCORPORATED
Date: October 25, 2007	By:	/S/ CYNTHIA A. SCHEUER
	Name:	Cynthia A. Scheuer
	Title:	Vice President, Chief Financial Officer and Secretary

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